EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com

ACS Announces Fourth Quarter and Fiscal Year 2004 Results

DALLAS, TEXAS – July 29, 2004 – ACS, (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today its fourth quarter and fiscal year 2004 results. ACS achieved diluted earnings per share of $0.72 for the fourth quarter ended June 30, 2004, an increase of 20% when compared to $0.60 per share for the same quarter last fiscal year. Reported results include approximately $0.01 per diluted share for income tax benefits associated with divestiture activity. Revenues for the fourth quarter of fiscal year 2004 were $1.062 billion compared to $1.014 billion in the prior year period, an increase of 5%. However, excluding the revenues associated with the divestiture of a majority of the Federal business completed in the second quarter of fiscal year 2004 (Federal Divestiture) and the divestiture of the Hanscom Air Force Base contracts (Hanscom Divestiture) completed in the third quarter of fiscal year 2004, fourth quarter fiscal year 2004 revenues increased 28% over the prior year period.

For the year ended June 30, 2004, diluted earnings per share was $3.88 compared to $2.20 per share in the prior year period. However, excluding the impact of the second quarter gain from the Federal Divestiture; the second quarter charge associated with Phase II of the Georgia Medicaid contract; the third quarter benefit from prior year’s research and development tax credits and the gain on the Hanscom Divestiture; and the income tax benefit from divestiture activity reported this quarter, adjusted fiscal year 2004 diluted earnings per share was $2.61, a 19% increase over the prior year. Fiscal year 2004 revenues were $4.106 billion compared to $3.787 billion in the prior year period, an increase of 8%. Excluding revenues associated with the Federal Divestiture and Hanscom Divestiture, fiscal year 2004 revenues increased 25% over the prior year.

“Our fourth quarter results were superb, reflecting the strength of our BPO service offerings and our talented people.” said Jeff Rich, ACS’ Chief Executive Officer. “Our new business wins were very strong in the fourth quarter, internal revenue growth was excellent and our sales pipelines are robust. In addition, we set cash flow records for the quarter and for the full year.

Our people delivered outstanding results in what was a very active year for ACS, and we look forward to continued growth in fiscal year 2005.”

ACS’ fourth quarter results include the following key highlights:

•	Revenue for the fourth quarter of fiscal 2004 was $1.062 billion. Excluding revenues associated with the Federal Divestiture and Hanscom Divestiture, internal revenue growth for the quarter was 17%. The remaining growth during the quarter was related to acquisitions. Revenue this quarter benefited from revenues associated with activities in our Government Unclaimed Property business that were expected to occur in the first quarter of fiscal year 2005 and revenues associated with the acceleration of deferred revenue from the Gateway contract termination. The timing of these revenues benefited internal revenue growth in the fourth quarter by approximately 3%.

•	New business signings for the fourth quarter were the second largest in Company history, totaling $182 million of annualized revenue.

•	Operating and free cash flow were Company quarterly records. Cash flow from operations was approximately $207 million, or 19.5% of revenues. Capital expenditures and additions to intangible assets were approximately $68 million, or approximately 6.4% of revenues. Free cash flow (defined as operating cash flow less capital expenditures and additions to intangibles) was $139 million, or 13.1% of revenues.

•	Days sales outstanding for the fourth quarter was 73 days, a 3 day sequential improvement from the third quarter.

•	Subsequent to the quarter end, the Company announced the acquisition of Heritage Information Systems, Inc. Heritage Information Systems had trailing annual revenue of approximately $14 million and provides clinical management and pharmacy cost containment solutions to State Medicaid programs, commercial insurers and some of the largest employer groups in the country.

•	On July 21, 2004, the Company finalized and executed its settlement agreement related to its Georgia Medicaid operations. Terms of the final settlement agreement are substantially the same as those detailed in ACS’ second quarter earnings results announced on January 20, 2004.

ACS’ fiscal year 2004 results include the following key highlights:

•	Revenue for the year ended June 30, 2004 was $4.106 billion. Excluding revenues associated with the Federal Divestiture and Hanscom Divestiture, internal revenue growth for the year was 17%.

•	Diluted earnings per share for fiscal year 2004 was $3.88. Excluding the second quarter gain associated with the Federal Divestiture and charge associated with Phase II of the Georgia Medicaid contract, the third quarter gain associated with the Hanscom

Divestiture, and income tax benefits in the third and fourth quarters, diluted earnings per share was $2.61, a 19% increase over the prior year.

•	New business signings for fiscal year 2004 represented approximately $596 million of annualized revenues.

•	Operating and free cash flow, excluding the $88 million third quarter divestiture tax payment, were Company records. Excluding the divestiture tax payment, adjusted cash flow from operations was $564 million for fiscal year 2004, or about 13.7% of revenue, and adjusted free cash flow (defined as adjusted operating cash flow less capital expenditures and additions to intangible assets of approximately $258 million) was $306 million for fiscal year 2004, or about 7.5% of revenue.

•	During the second quarter, the Company completed the Federal Divestiture. In connection with the sale, the Company completed the acquisition of Lockheed Martin’s commercial information technology outsourcing business.

•	As of July 23, 2004, the Company has repurchased approximately 15 million shares of ACS Class A Common Stock at an aggregate purchase price of approximately $743 million (average purchase price of approximately $49.57 per share).

Financial Outlook

The Company’s financial guidance for the fiscal year ending June 30, 2005 is as follows:

•	Revenue is expected to be in a range of $4.475 billion to $4.575 billion, which is unchanged from the initial fiscal year 2005 guidance provided in April 2004.

•	Diluted earnings per share is expected to range from $3.08 to $3.16 per share, which is increased from the initial fiscal year 2005 guidance provided in April 2004.

The Company’s financial guidance for the first quarter of fiscal year 2005 is as follows:

•	Revenue is expected to be in a range of $1.03 billion to $1.04 billion.

•	Diluted earnings per share is expected to range from $0.70 to $0.72 per share.

The Company will host a conference call on its website at www.acs-inc.com at 3:30 p.m. CDT today to discuss fourth quarter and fiscal year 2004 results and will refer to a presentation provided on the Investor Relations page of ACS’ website. During the conference call, management will discuss certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided on the Investor Relations page of ACS’ website.

ACS, a Fortune 500 company with more than 40,000 people supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS”. ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent risks associated with our business, including: loss of, or reduction of business from, clients; termination of all or a part of a contract by a client or deterioration of the financial condition of a client; competition; difficulties in executing our acquisition strategy; failure to properly manage our operations and our growth; termination rights, audits and investigations of our government clients; exercise of contract termination provisions and service level penalties; pricing risks; loss of significant software vendor relationships; intellectual property infringement claims; rapid technological changes; federal and state laws relating to individually identifiable information; budget deficits at, or fluctuations in the number of requests for proposals issued by state and local governments and their agencies; international risks; armed hostilities and terrorist attacks; failure to attract and retain necessary technical personnel and skilled management and qualified subcontractors; servicing risks related to loan portfolios we administer; disruption in utility or network services; and indemnification risk. This list of risks should not be considered exclusive. There may be additional risks that we do not yet know of, or that we currently think are immaterial.

These risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including the most recent Form 10-Q and Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow, internal revenue growth and adjusted earnings per share, to provide both management and investors a more complete understanding of the Company’s underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, free cash flow is measured as operating cash flow (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies.

Internal revenue growth is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. Acquired revenue from acquisitions is based on pre-acquisition normalized revenue of acquired companies. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth. The Company uses adjusted earnings per share and adjusted cash flow to present the impact of certain transactions or events that management expects to be infrequently occurring. We believe this adjusted measure is more indicative of the Company’s operating performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited, dollars in thousands)

	Three months ended				Fiscal Year ended
	June 30,				June 30,
	2004		2003		2004		2003
Revenues	$1,062,447	(1)	$1,014,178	(1)	$4,106,393	(1)(4)	$3,787,206	(1)
Expenses:
Wages and benefits	444,938		472,490		1,790,479	(2)	1,716,946
Services and supplies	283,929		256,973		1,090,207	(4)	994,410
Rent, lease and maintenance	115,764		90,441		416,394		351,855
Depreciation and amortization	52,288		42,370		183,796	(2)	152,128
Gain on sale of business	(434	)(2)	—		(285,273	)(2)	—
Other operating expenses	12,981		12,333		57,079	(3)(4)	52,586

Total operating expenses	909,466		874,607		3,252,682		3,267,925

Operating income	152,981		139,571		853,711		519,281
Interest expense	2,778		5,942		17,037		25,194
Other non-operating expense (income), net	(918)		(593)		(2,509)		3,140

Pretax profit	151,121		134,222		839,183		490,947
Income tax expense	54,612	(5)	50,330		303,090	(5)	184,105

Net income	$96,509		$83,892		$536,093		$306,842

Earnings per common share:
Basic	$0.74		$0.63		$4.08		$2.32

Diluted(6)	$0.72		$0.60		$3.88		$2.20

Shares used in computing earnings per common share:
Basic	130,216		132,998		131,498		132,445
Diluted(6)	133,304		143,791		139,646		143,430

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(1)	For the three months and fiscal year ended June 30, 2004, the Company generated internal revenue growth of 17%. Internal revenue growth is measured as follows ($ in millions):

	Three Months Ended June 30,			Year Ended June 30,
	2004	2003	Growth %(a)	2004	2003	Growth %(a)
Total Revenues	$1,062	$1,014	5%	$4,106	$3,787	8%
Less: Divested	(1)	(184)		(258)	(710)

Adjusted Base	$1,061	$830	28%	$3,848	$3,077	25%

Acquired Revenues*	$91	$—	11%	$259	$—	8%
Internal Revenues	970	830	17%	3,589	3,077	17%

Total	$1,061	$830	28%	$3,848	$3,077	25%

* Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a) Based on actual amounts, not rounded.

(2)	During the second quarter of fiscal year 2004, the Company completed the divestiture of a majority of the Federal business. During the third and fourth quarter of fiscal year 2004, the Company completed the working capital adjustment associated with this divestiture resulting in an insignificant incremental gain. Fiscal year 2004 includes an approximate net benefit of $281 million ($180 million after tax), or $1.29 per diluted share associated with the divestiture, discontinuance of depreciation and amortization related to the assets held for sale and compensation costs associated with former Federal employees. This net benefit before taxes is recorded in three components: (i) Gain on sale of business represents a $285 million gain ($1.30 per diluted share) on the divestiture, (ii) Wages and benefits includes a $10 million ($0.04 per diluted share) compensation charge related to former Federal employees; (iii) Depreciation and amortization includes a $6 million benefit ($0.03 per diluted share) associated with the discontinuance of depreciation and amortization.

(3)	During the third quarter of fiscal year 2004, the Company completed the divestiture of its Hanscom Air Force Base contracts, which resulted in a benefit of approximately $5 million ($3 million after tax), or $0.02 per diluted share. This benefit is recorded in other operating expenses.

(4)	Fiscal year 2004 includes a pretax profit charge of approximately $19 million ($12 million after tax) related to the second quarter fiscal year 2004 Georgia Medicaid settlement, or approximately $0.09 per diluted share. This charge is recorded in three components: (i) Revenue includes a $7 million reduction resulting from the change in our percentage-of-completion estimates; (ii) Services and supplies includes a charge of $2 million associated with the accrual of wind-down costs associated with the cancellation of Phase II; and, (iii) Other operating expenses include an accrual of $10 million that was paid to the State of Georgia in the first quarter of fiscal year 2005 pursuant to the settlement finalized in July 2004.

(5)	During the third quarter of fiscal year 2004, the Company recognized an income tax credit due to prior years’ research and development costs resulting in a benefit to net income of approximately $5 million, or $0.03 per diluted share. During the fourth quarter of fiscal year 2004, the Company recognized a divestiture related tax benefit totaling approximately $2 million, or $0.01 per diluted share.

(6)	The diluted earnings per share calculations include the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $0 million and $2 million for the three months ended June 30, 2004 and 2003, respectively and $5 million and $8 million for the fiscal year ended June 30, 2004 and 2003, respectively.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	June 30,
	2004	2003
	(Unaudited)	(Audited)
ASSETS:
Cash and cash equivalents	$76,899	$51,170
Accounts receivable, net	873,471	835,478
Other current assets	94,054	92,850

Total current assets	1,044,424	979,498
Property, equipment and software, net	521,772	478,212
Goodwill, net	1,969,326	1,905,878
Other intangible assets, net	283,767	265,091
Other long-term assets	87,953	70,026

TOTAL ASSETS	$3,907,242	$3,698,705

LIABILITIES:
Accounts payable	$61,749	$58,376
Accrued compensation	133,530	132,027
Other accrued liabilities	332,648	272,578
Income taxes payable	10,628	17,057
Deferred taxes	29,176	26,054
Current portion of long-term debt	2,048	1,764
Current portion of unearned revenue	61,541	49,620

Total current liabilities	631,320	557,476
Convertible notes	—	316,990
Other long-term debt	372,439	181,350
Long-term deferred taxes	234,183	176,484
Other long-term liabilities	72,563	37,217

TOTAL LIABILITIES	1,310,505	1,269,517

TOTAL STOCKHOLDERS’ EQUITY	2,596,737	2,429,188

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,907,242	$3,698,705

—end—